Exhibit (23.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of S&P Global Inc. for the registration of $500,000,000 2.950% Senior Notes due January 22, 2027 and to the incorporation by reference therein of our reports dated February 9, 2017, with respect to the consolidated financial statements and schedule of S&P Global Inc., and the effectiveness of internal control over financial reporting of S&P Global Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
March 14, 2017